Exhibit 10.31

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
With Philip Calamia

This First Amendment to Employment Agreement, effective December 19, 2011, is between AuthenTec, Inc., a Delaware corporation (the “Company”), and Philip L. Calamia (“Employee”), and amends that certain Employment Agreement entered into between the Company and Employee and having an effective date of May 4, 2011 (the “Employment Agreement”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.	The first paragraph of Section 2(b)(ii)(B)(I) of the Employment Agreement is deleted in its entirety and replaced with the following:

“Payment in an aggregate amount equal to twelve (12) months of Employee’s then-applicable annual Base Compensation, plus a pro-rata portion of his target bonus opportunity under AuthenTec’s annual bonus plan for the year in which his termination occurs (with the pro-ration based on the portion of the fiscal year for which he was employed and either (i) an assessment by the Compensation Committee of the actual level of achievement of the performance goals relating to the Target Bonus Opportunity through the date of termination, or (ii) if Employee’s employment is terminated during the twelve (12) months following the effective date of a Change of Control, then the Company shall be deemed to have fully achieved the performance goals relating to the Target Bonus Opportunity at target levels, and no assessment of the actual level of achievement by the Compensation Committee shall be necessary), which pro-rata amount will be paid to Employee in a single lump sum on the 60th day after his termination of employment.”

2.	As amended hereby, the Employment Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

AUTHENTEC, INC.

By: /s/ Lawrence J. Ciaccia, Jr.
Lawrence J. Ciaccia, Jr.
Chief Executive Officer

EMPLOYEE:

/s/ Philip L. Calamia
Philip L. Calamia